Exhibit 10.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HYPERFINE, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Hyperfine, Inc. (the “Corporation”).

SECOND:

The Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), is hereby further amended by amending Article IV, Part A, Section 7.2 to add the following subsection (d):

(d) Sunset Provision. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock on December 22, 2028.

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 12th day of June, 2024.

HYPERFINE, INC.
By:	/s/ Maria Sainz
Maria Sainz President and Chief Executive Officer

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